                                                                    Exhibit 99.1

              KROGER REPORTS EARNINGS OF $0.34 PER DILUTED SHARE,
                    BEFORE ONE-TIME ITEMS, FOR THIRD QUARTER

 Company Raises Free Cash Flow Estimate for 2002 to Approximately $900 Million,
              Announces New $500 Million Share Repurchase Program
                         and Provides Guidance for 2003

         CINCINNATI, OH, December 10, 2002 -- The Kroger Co. (NYSE: KR) today reported earnings of $0.34 per diluted share, before one-time items, for the third quarter ended November 9, 2002.

         On this basis, and adjusting prior-year results to eliminate goodwill amortization as required by FASB 142, earnings per diluted share for the third quarter of 2002 were equal to the year-ago period. Net earnings for the third quarter of 2002 were $263.0 million, a decrease of 6.6% from a year ago.

         During the quarter, Kroger incurred one-time items totaling $8.4 million after tax. Including these items, net income for the third quarter of fiscal 2002 was $254.6 million. Net earnings per diluted share were $0.33 compared to $0.19 a year ago. The year-ago earnings per share figure has been adjusted for the elimination of goodwill and includes charges associated with the Strategic Growth Plan, one-time expenses, and an impairment charge.

         Total sales for the third quarter of fiscal 2002 increased 2.8% to $11.7 billion. Total food-store sales rose 2.7%. Identical food-store sales, including fuel, decreased 0.6%. Identical food-store sales, excluding fuel, declined 1.3%. Comparable food-store sales, which include relocations and expansions, rose 0.2% for the quarter. Comparable food-store sales excluding fuel declined 0.6%. Kroger estimates that its product cost deflation was negative 0.5% in the quarter.

         EBITDA (earnings before interest, taxes, depreciation, amortization, LIFO, extraordinary and one-time items) for the third quarter of 2002 totaled $803.8 million, a decrease of 3.7% from a year ago.

         "Consumers remain cautious in their spending. However, the price reductions Kroger has made in selected product categories as part of our Strategic Growth Plan have improved our competitive position because we are offering better values to our customers," said Joseph A. Pichler, Kroger chairman and chief executive officer.

         In the third quarter:

         . FIFO gross profit margin was essentially flat at 27.45% reflecting the investment in the Strategic Growth Plan.

         . Operating, general and administrative costs, before one-time expenses, increased 40 basis points to 19.26%. These results reflect soft sales, rising health care and pension costs, and higher credit card fees. Year to date, OG&A is 18.73%, a decrease of 11 basis points from a year ago. Kroger expects OG&A as a percent of sales to be lower in 2002 than in 2001.

         . Net operating working capital totaled $493 million, a reduction of $52 million from a year ago. Net operating working capital improved $96 million compared to the third quarter of 1999, when Kroger set a goal of reducing net operating working capital by $500 million within five years.

         . Net total debt was $8.4 billion, a decrease of $159 million as compared to the third quarter of 2001. Net total debt improved to
            2.22 times EBITDA, as compared to 2.28 times in the third quarter of 2001. The Company continues to make progress toward the goal of net total debt equal to 2.0 times EBITDA.

         . Kroger repurchased 13.3 million shares of common stock at an average price of $16.47 per share, for a total investment of $219 million. Since January 2000, Kroger has invested $2.0 billion to repurchase
            94.3 million shares.

         Yesterday, the Company completed the $1 billion buyback authorized by its Board of Directors in March 2001. Kroger's Board has authorized a new stock repurchase program totaling $500 million. The timing of the repurchases will vary according to market conditions and the Company's free cash flow.

         "The new share repurchase plan reflects our belief that, at current prices, Kroger shares represent an attractive investment opportunity," Mr. Pichler said.

         He noted that over the past four quarters, Kroger generated free cash flow of $1.1 billion after capital investments of $1.7 billion, excluding the $256 million purchase of properties previously financed by a synthetic lease. This performance enabled the Company to repurchase stock, reduce debt and maintain a strong capital investment program, he said.

         Kroger estimates that free cash flow for 2002 will be approximately $900 million, an increase from its previous guidance of $650-$750 million. This estimated increase is the result of a reduction in capital investments.

         During the third quarter of 2002, Kroger opened, expanded, relocated or acquired 29 food stores. Overall food store square footage increased 4.3% over the prior year. Including acquisitions, capital expenditures for the quarter totaled $414 million.

         For the first three quarters of 2002, Kroger reported earnings of $1.16 per diluted share, excluding one-time expenses, extraordinary items, restructuring charges and related items. Adjusting prior-year results to eliminate goodwill amortization as required by FASB 142, one-time expenses, and an impairment charge, earnings per share for the first three quarters of 2002 increased 5.5%. On the same basis, net earnings for the first three quarters totaled $927.4 million, a 2.1% increase from a year ago. Total sales in the first three quarters of 2002 increased 3.5% to $39.3 billion. EBITDA totaled $2.8 billion for the first three quarters of 2002, an increase of 1.9% over 2001.

         Mr. Pichler said he expects Kroger's earnings per share in the fourth quarter of 2002 to be equal to or slightly better than a year ago. The Company also expects a continuation of soft identical food-store sales in the fourth quarter.

         Looking ahead to 2003, he said, "The combination of a weak economy, rising unemployment, product cost deflation and continued aggressive competition has created a difficult operating environment. It is not clear when consumer confidence will improve. In addition, we anticipate that health care and pension costs will increase substantially in 2003."

         As a result of these factors, Kroger estimates that its earnings per share in 2003 will be equal to 2002, before one-time items, and that identical food-store sales growth in 2003 will be lower than the 2-3% goal targeted in the Strategic Growth Plan. Mr. Pichler said the Company is in the process of completing its business plan for 2003 and will provide additional guidance on these and other key financial measures when it reports fourth-quarter results in March.

         At this time, Kroger is not providing sales or earnings guidance beyond fiscal 2003.

         "I believe that Kroger is on the right track with the Strategic Growth Plan that we announced one year ago. Kroger continues to narrow the price gap with discount operators and extend our price advantage over traditional competitors. We expect to exceed the Plan's original goal of $500 million in cost savings by the end of 2003. Kroger's financial strength is a key strategic advantage. We have the financial resources to continue making the price investments necessary to build our business, remodel and expand our store base, and increase our market share. As a result, Kroger is well positioned to continue generating strong free cash flow," he said.

         Headquartered in Cincinnati, Ohio, Kroger is one of the nation's largest retail grocery chains. At the end of the third quarter of fiscal 2002, the Company operated (either directly or through its subsidiaries) 2,461 supermarkets and multi-department stores in 32 states under approximately two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith's, Fry's and Fry's Marketplace, Dillons, QFC and City Market. Kroger also operates (either directly or through its subsidiaries) 783 convenience stores, 441 fine jewelry stores, 341 supermarket fuel centers and 41 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com

                                     # # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things: projected sales and earnings per share; working capital reduction; a decline in net total debt-to-EBITDA ratio; reductions in OG&A changes in cash flow; increases in health care and pension costs; and our Strategic Growth Plan; and are indicated by the words or phrases such as "comfortable," "committed," "expects," "estimate," and "goal." These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve sales and earnings per share goals will be affected primarily by: pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including deflationary trends in certain commodities; and the success of our Strategic Growth Plan announced in December 2001. In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private-label sales as well as the impact of "sister stores." Kroger's EPS growth goals could be affected by: recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG continued increases in health care, pension and credit card fees; and the success of our capital investments. Our efforts to meet our working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to achieve sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. Our ability to reduce our net total debt-to-EBITDA ratio could be adversely affected by: our ability to generate sales growth and free cash flow; interest rate fluctuations and other changes in capital market conditions; the Company's stock repurchase activity; unexpected increases in the cost of capital investments; acquisitions; and other factors. The results of our Strategic Growth Plan and our ability to generate free cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations, or if any of our underlying strategies, including those to reduce shrink and OG&A and to increase productivity, are not achieved. In addition, the timing of the execution of the Plan could adversely impact our EPS and sales results. Our expected reduction in OG&A could be affected by increased costs, such as health care and pension. The cost associated with implementation of our Strategic Growth Plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and any inability on our part to implement the Strategic Growth Plan when expected. Labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could affect our ability to achieve the goals outlined above. We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on December 10, 2002 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on December 10, 2002 through December 24, 2002.

                                     # # #

Media Contact:    Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact: Kathy Kelly, The Kroger Co. (513) 762-4969

                                 THE KROGER CO.
                  CONSOLIDATED QUARTERLY STATEMENTS OF EARNINGS
                         WITHOUT AND WITH ONE-TIME ITEMS
                     (in millions, except per share amounts)

                                                              THIRD QUARTER 2002                        THIRD QUARTER 2001
                                                    --------------------------------------    -------------------------------------
                                                     WITHOUT        (f)            WITH          WITHOUT       (f)           WITH
                                                    ----------   ----------     ----------    -----------    --------    ----------
SALES                                               $ 11,696.1   $        -     $ 11,696.1    $  11,382.2    $      -    $ 11,382.2

COSTS AND EXPENSES:
   MERCHANDISE COSTS, INCLUDING ADVERTISING,
        WAREHOUSING, AND TRANSPORTATION (a)            8,485.2            -        8,485.2        8,263.1         2.2       8,265.3
   OPERATING, GENERAL AND ADMINISTRATIVE (a)           2,252.8         13.0        2,265.8        2,146.4       107.0       2,253.4
   RENT                                                  154.3            -          154.3          145.4           -         145.4
   DEPRECIATION                                          249.2            -          249.2          227.2           -         227.2
   AMORTIZATION OF GOODWILL                                  -            -              -           26.9           -          26.9
   INTEREST EXPENSE INCL. CAPITAL LEASES                 134.2            -          134.2          149.3           -         149.3
   IMPAIRMENT CHARGES (b)                                    -            -              -              -        90.5          90.5
   MERGER-RELATED COSTS (c)                                  -            -              -              -         1.3           1.3
                                                    ----------   ----------     ----------    -----------    --------    ----------
        TOTAL                                         11,275.7         13.0       11,288.7       10,958.3       201.0      11,159.3

   EARNINGS BEFORE TAX EXPENSE                           420.4        (13.0)         407.4          423.9      (201.0)        222.9

   TAX EXPENSE (d)                                       157.4         (4.6)         152.8          165.3       (75.5)         89.8
                                                    ----------   ----------     ----------    -----------    --------    ----------
   NET EARNINGS                                     $    263.0   $     (8.4)    $    254.6    $     258.6      (125.5)   $    133.1
                                                    ==========   ==========     ==========    ===========    ========    ==========


   NET EARNINGS PER BASIC COMMON SHARE:             $     0.34                  $     0.33    $      0.32                $     0.17
                                                    ==========                  ==========    ===========                ==========

        SHARES USED IN BASIC CALCULATION                 769.7                       769.7          801.0                     801.0


   NET EARNINGS PER DILUTED COMMON SHARE:           $     0.34                  $     0.33    $      0.32                $     0.16
                                                    ==========                  ==========    ===========                ==========

        SHARES USED IN DILUTED CALCULATION               778.9                       778.9          820.8                     820.8


   EBITDA (e)                                       $    803.8                  $    803.8    $     834.3                $    834.3
   LIFO CHARGE (CREDIT)                                      -                           -            7.0                       7.0
   GROSS PROFIT % (EXCLUDING LIFO CHARGE/CREDIT)         27.45%                      27.45%         27.46%                    27.45%
   MERCHANDISE COSTS, INCLUDING ADVERTISING,
        WAREHOUSING AND TRANSPORTATION                   72.55%                      72.55%         72.60%                    72.62%
   OPERATING, GENERAL AND ADMINISTRATIVE                 19.26%                      19.37%         18.86%                    19.80%
   EFFECTIVE TAX RATE                                    37.45%                      37.50%         39.00%                    40.28%

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) For the third quarter 2002, one-time items included $10.5 million of costs related to a merger and $2.5 million of expenses related to the mark-to-market of excess utility contracts. For the third quarter 2001, one-time items included $8.6 million of costs related to a merger, $19.6 million of expenses related to store closing reserves and $81 million related to the mark-to-market of excess utility contracts. These amounts are pre-tax.

                                                           THIRD QUARTER 2002         THIRD QUARTER 2001
                                                           ------------------         ------------------
     ONE-TIME EXPENSES IN MERCHANDISE COSTS -
          RELATED TO THE MERGER                               $          -               $      2.2
     ONE-TIME EXPENSES IN OG&A - RELATED TO THE
          MERGER                                                      10.5                      6.4
     ONE-TIME EXPENSES IN OG&A - STORE CLOSINGS                          -                     19.6
     ONE-TIME EXPENSES IN OG&A - UTILITY
          CONTRACTS                                                    2.5                     81.0

          TOTAL ONE-TIME ITEMS EXPENSES INCLUDED IN
             MERCHANDISE COSTS AND OG&A                       $       13.0               $    109.2
                                                              ============               ==========

(b) The impairment charge related primarily to the write-down of certain impaired assets in accordance with Statement of Financial Accounting Standards No. 121.

(c) Merger-related costs resulted from issuing and revaluing restricted stock related to merger synergies.

(d)  Tax expense is affected by the non-deductibility of certain one-time items.

(e) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO, extraordinary items and one-time items.

(f)  Includes one-time items, impairment charges and merger-related costs.

                                 THE KROGER CO.
                   PRO FORMA QUARTERLY STATEMENTS OF EARNINGS
                         WITHOUT AND WITH ONE-TIME ITEMS
                     (in millions, except per share amounts)

Note: The following table adjusts net earnings, net earnings per basic common share and net earnings per diluted common share for the adoption of SFAS No. 142.

                                                                     THIRD QUARTER 2002                 THIRD QUARTER 2001
                                                        --------------------------------------   -------------------------------
                                                           WITHOUT         (a)          WITH       WITHOUT     (a)        WITH
                                                        ----------    ----------    ----------   ---------  --------    --------
   REPORTED NET EARNINGS                                $    263.0    $     (8.4)   $    254.6    $  258.6  $ (125.5)   $  133.1

   ADDBACK:
        AMORTIZATION OF GOODWILL, NET OF TAX EFFECT              -             -             -        23.0         -        23.0
                                                        ----------    ----------    ----------   ---------  --------    --------
   ADJUSTED NET EARNINGS                                $    263.0    $     (8.4)   $    254.6   $   281.6  $ (125.5)   $  156.1



   REPORTED NET EARNINGS PER BASIC COMMON SHARE         $     0.34                  $     0.33   $    0.32              $   0.17
   ADDBACK:
        AMORTIZATION OF GOODWILL, NET OF TAX EFFECT           0.00                        0.00        0.03                  0.03
                                                        ----------                  ----------   ---------              --------

   ADJUSTED NET EARNINGS PER COMMON SHARE (b)           $     0.34                  $     0.33   $    0.35              $   0.19
                                                        ==========                  ==========   =========              ========

        SHARES USED IN BASIC CALCULATION                     769.7                       769.7       801.0                 801.0


   REPORTED NET EARNINGS PER DILUTED COMMON SHARE       $     0.34                  $     0.33   $    0.32              $   0.16
   ADDBACK:
        AMORTIZATION OF GOODWILL, NET OF TAX EFFECT           0.00                        0.00        0.03                  0.03
                                                        ----------                  ----------   ---------              --------

   ADJUSTED NET EARNINGS PER DILUTED COMMON SHARE (b)   $     0.34                  $     0.33   $    0.34              $   0.19
                                                        ==========                  ==========   =========              ========

        SHARES USED IN DILUTED CALCULATION                   778.9                       778.9       820.8                 820.8


(a) Includes one-time items, impairment charges and merger-related costs.

(b) Per share amounts may not sum accurately due to rounding.

                                 THE KROGER CO.
                CONSOLIDATED YEAR TO DATE STATEMENTS OF EARNINGS
 WITHOUT AND WITH ONE-TIME ITEMS AND THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE
                     (in millions, except per share amounts)

                                                                YEAR TO DATE 2002                    YEAR TO DATE 2001
                                                    -------------------------------------    --------------------------------------
                                                      WITHOUT        (j)         WITH          WITHOUT         (j)          WITH
                                                    ------------   --------   -----------    ------------  ----------   -----------
SALES                                               $   39,289.9   $      -   $  39,289.9    $  37,969.4   $        -   $  37,969.4

COSTS AND EXPENSES:
   MERCHANDISE COSTS, INCLUDING ADVERTISING,
        WAREHOUSING, AND TRANSPORTATION (a)             28,662.0          -      28,662.0       27,622.1          7.4      27,629.5
   OPERATING, GENERAL AND ADMINISTRATIVE (a)             7,357.2       12.5       7,369.7        7,153.4        125.4       7,278.8
   RENT                                                    508.4          -         508.4          498.9            -         498.9
   DEPRECIATION                                            819.5          -         819.5          735.8            -         735.8
   AMORTIZATION OF GOODWILL                                    -          -             -           84.2            -          84.2
   INTEREST EXPENSE INCL. CAPITAL LEASES                   460.1          -         460.1          506.5            -         506.5
   IMPAIRMENT CHARGES (b)                                      -          -             -              -         90.5          90.5
   RESTRUCTURING CHARGES AND RELATED ITEMS (c)                 -       14.4          14.4              -            -             -
   MERGER-RELATED COSTS (d)                                    -        1.8           1.8              -          5.2           5.2
                                                    ------------   --------   -----------    -----------  -----------   -----------

        TOTAL                                           37,807.2       28.7      37,835.9       36,600.9        228.5      36,829.4

   EARNINGS BEFORE TAX EXPENSE
        AND EXTRAORDINARY ITEMS                          1,482.7      (28.7)      1,454.0        1,368.5       (228.5)      1,140.0

   TAX EXPENSE (e)                                         555.3      (10.0)        545.3          533.7        (85.7)        448.0
                                                    ------------   -------    -----------    -----------   ----------   -----------

   EARNINGS BEFORE EXTRAORDINARY ITEMS                     927.4      (18.7)        908.7          834.8       (142.8)        692.0

   EXTRAORDINARY ITEMS (f)                                 (11.7)         -         (11.7)             -            -             -
                                                    ------------   --------   -----------    -----------   ----------   -----------

   EARNINGS BEFORE CUMULATIVE EFFECT
        OF ACCOUNTING CHANGE                               915.7      (18.7)        897.0          834.8       (142.8)        692.0

   CUMULATIVE EFFECT OF ACCOUNTING
        CHANGE (g)                                             -      (16.5)        (16.5)             -            -             -
                                                    ------------   --------   -----------    -----------   ----------   -----------

   NET EARNINGS                                     $      915.7   $  (35.2)  $     880.5    $     834.8   $   (142.8)  $     692.0
                                                    ============   ========   ===========    ===========   ==========   ===========

   EARNINGS PER BASIC COMMON SHARE:
   FROM OPERATIONS                                  $       1.18              $      1.16    $      1.04                $      0.86
   EXTRAORDINARY ITEMS (f)                                 (0.01)                   (0.01)          0.00                       0.00
   CUMULATIVE EFFECT OF ACCOUNTING
        CHANGE (g)                                          0.00                    (0.02)          0.00                       0.00
                                                    ------------              -----------    -----------                -----------

        NET EARNINGS PER COMMON SHARE (h)           $       1.17              $      1.12    $      1.04                $      0.86
                                                    ============              ===========    ===========                ===========

        SHARES USED IN BASIC CALCULATION                   784.1                    784.1          806.6                      806.6

   EARNINGS PER DILUTED COMMON SHARE:
   FROM OPERATIONS                                  $       1.16              $      1.14    $      1.01                $      0.84
   EXTRAORDINARY ITEMS (f)                                 (0.01)                   (0.01)          0.00                       0.00
   CUMULATIVE EFFECT OF ACCOUNTING
        CHANGE (g)                                          0.00                    (0.02)          0.00                       0.00
                                                    ------------              -----------    -----------                -----------

        NET EARNINGS PER DILUTED COMMON SHARE (h)   $       1.15              $      1.10    $      1.01                $      0.84
                                                    ============              ===========    ===========                ===========

        SHARES USED IN DILUTED CALCULATION                 797.3                    797.3          827.6                      827.6


   EBITDA (i)                                       $    2,774.3              $   2,774.3    $   2,722.0                $   2,722.0
   LIFO CHARGE (CREDIT)                                     12.0                     12.0           27.0                       27.0
   GROSS PROFIT % (EXCLUDING LIFO CHARGE/CREDIT)           27.08%                   27.08%         27.32%                     27.30%
   MERCHANDISE COSTS, INCLUDING ADVERTISING,
        WAREHOUSING AND TRANSPORTATION                     72.95%                   72.95%         72.75%                     72.77%
   OPERATING, GENERAL AND ADMINISTRATIVE                   18.73%                   18.76%         18.84%                     19.17%
   EFFECTIVE TAX RATE                                      37.45%                   37.50%         39.00%                     39.30%

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) For 2002, one-time items included $16.3 million of costs related to a merger and $3.8 millon of net credit from the mark-to-market of the excess utility contracts. For 2001, one-time items included $32.2 million of costs related to a merger, $19.6 million of expenses related to store closing reserves and $81 million related to the mark-to-market of utility contracts. These amounts are pre-tax.

                                                                 YEAR TO DATE 2002         YEAR TO DATE 2001
                                                              ----------------------     --------------------
        ONE-TIME EXPENSES IN MERCHANDISE COSTS -
          RELATED TO THE MERGER                               $                   -      $                7.4
        ONE-TIME EXPENSES IN OG&A - RELATED TO THE
          MERGER                                                               16.3                      24.8
        ONE-TIME EXPENSES IN OG&A - STORE CLOSINGS                                -                      19.6
        ONE-TIME ITEMS IN OG&A - UTILITY
          CONTRACTS                                                            (3.8)                     81.0

          TOTAL ONE-TIME ITEMS EXPENSES INCLUDED IN
           MERCHANDISE COSTS AND OG&A                         $                12.5      $              132.8
                                                              ======================     ====================


(b) The impairment charge related primarily to the write-down of certain impaired assets in accordance with Statement of Financial Accounting Standards No. 121.

(c) The restructuring charges primarily included expenses related to the implementation of the Company's Strategic Growth Plan.

(d) Merger-related charges and credits resulted from issuing and revaluing restricted stock related to merger synergies.

(e)  Tax expense is affected by the non-deductibility of certain one-time items.

(f) The extraordinary items resulted from the early retirement and refinancing of debt.

(g) Adoption of SFAS No. 142 in the first quarter 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

(h)  Per share amounts may not sum accurately due to rounding.

(i) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO, extraordinary items and one-time items.

(j) Includes one-time items, impairment charges, restructuring charges and related items, merger-related costs and the cumulative effect of accounting change.

                                 THE KROGER CO.
                  PRO FORMA YEAR TO DATE STATEMENTS OF EARNINGS
 WITHOUT AND WITH ONE-TIME ITEMS AND THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE
                     (in millions, except per share amounts)

Note: The following table adjusts net earnings, earnings before extraordinary items, net earnings per basic common share, net earnings per diluted common share, earnings from operations per basic common share and earnings from operations per diluted common share for the adoption of SFAS No. 142.

                                                                    YEAR TO DATE 2002                   YEAR TO DATE 2001
                                                            -------------------------------      ------------------------------
                                                            WITHOUT        (b)       WITH        WITHOUT       (b)       WITH
                                                            -------     --------    -------      -------    ---------   -------
   REPORTED NET EARNINGS                                    $ 915.7     $ (35.2)    $ 880.5      $ 834.8    $ (142.8)   $ 692.0

   ADDBACK:
      AMORTIZATION OF GOODWILL, NET OF TAX EFFECT                 -           -           -         73.3           -       73.3

      CUMULATIVE EFFECT OF ACCOUNTING
          CHANGE (a)                                              -        16.5        16.5            -           -          -
                                                            -------     --------    -------      -------    ---------   -------

   ADJUSTED NET EARNINGS                                      915.7       (18.7)      897.0        908.1      (142.8)     765.3

   ADDBACK:
      EXTRAORDINARY ITEMS (c)                                  11.7           -        11.7            -           -          -
                                                            -------     --------    -------      -------    ---------   -------

   ADJUSTED EARNINGS BEFORE EXTRAORDINARY ITEMS             $ 927.4     $ (18.7)    $ 908.7      $ 908.1    $ (142.8)   $ 765.3


   REPORTED EARNINGS PER BASIC COMMON SHARE                 $  1.17                 $  1.12      $  1.04                $  0.86
   ADDBACK:
      AMORTIZATION OF GOODWILL, NET OF TAX EFFECT              0.00                    0.00         0.09                   0.09
      CUMULATIVE EFFECT OF ACCOUNTING
          CHANGE (a)                                           0.00                    0.02         0.00                   0.00
                                                            -------                 -------      -------                -------

   ADJUSTED NET EARNINGS (d)                                $  1.17                 $  1.14      $  1.13                $  0.95
   ADDBACK:
      EXTRAORDINARY ITEMS (c)                                  0.01                    0.01         0.00                   0.00

   ADJUSTED EARNINGS FROM OPERATIONS (d)                    $  1.18                 $  1.16      $  1.13                $  0.95
                                                            =======                 =======      =======                =======

      SHARES USED IN BASIC CALCULATION                        784.1                   784.1        806.6                  806.6


   REPORTED EARNINGS PER DILUTED COMMON SHARE               $  1.15                 $  1.10      $  1.01                $  0.84
   ADDBACK:
      AMORTIZATION OF GOODWILL, NET OF TAX EFFECT              0.00                    0.00         0.09                   0.09
      CUMULATIVE EFFECT OF ACCOUNTING
          CHANGE (a)                                           0.00                    0.02         0.00                   0.00
                                                            -------                 -------      -------                -------

   ADJUSTED NET EARNINGS (d)                                   1.15                    1.13         1.10                   0.92
   ADDBACK:
      EXTRAORDINARY ITEMS (c)                                  0.01                    0.01         0.00                   0.00
                                                            -------                 -------      -------                -------

   ADJUSTED EARNINGS FROM OPERATIONS (d)                    $  1.16                 $  1.14      $  1.10                $  0.92
                                                            =======                 =======      =======                =======

      SHARES USED IN DILUTED CALCULATION                      797.3                   797.3        827.6                  827.6

(a) Adoption of SFAS No. 142 in the first quarter 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

(b) Includes one-time items, impairment charges, restructuring charges and related items, merger-related costs and the cumulative effect of accounting change.

(c) The extraordinary items resulted from the early retirement and refinancing of debt.

(d)  Per share amounts may not sum accurately due to rounding.

                           CONSOLIDATED BALANCE SHEET
                           Subject to Reclassification
                                  (in millions)

                                                                      November 9,          November 10,
                                                                         2002                 2001
                                                                   ----------------      --------------
ASSETS
Current Assets
      Cash                                                              $    136.7          $    143.1
      Receivables                                                            677.8               684.6
      Inventories                                                          4,637.4             4,567.9
      Prepaid and other current assets                                       215.1               275.0
                                                                   ----------------      --------------

           Total current assets                                            5,667.0             5,670.6

Property, plant and equipment, net                                        10,365.8             9,521.6
Goodwill, net                                                              3,565.6             3,618.1
Fair value interest rate hedges (a)                                          118.9                 7.2
Other assets                                                                 292.4               319.2
                                                                   ----------------      --------------

           Total Assets                                                 $ 20,009.7          $ 19,136.7
                                                                   ================      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities

      Current portion of long-term debt including
          capital leases                                                $    416.8          $    389.2
      Accounts payable                                                     3,616.4             3,446.7
      Accrued salaries and wages                                             537.7               566.5
      Other current liabilities                                            1,612.9             1,610.0
                                                                   ----------------      --------------

           Total current liabilities                                       6,183.8             6,012.4

Long-term debt including capital leases
      Face value long-term debt including capital leases                   8,086.2             8,272.7
      Adjustment to reflect fair value interest rate hedges (a)              118.9                 7.2
                                                                   ----------------      --------------
      Long-term debt including capital leases                              8,205.1             8,279.9

Other long-term liabilities                                                1,850.5             1,639.3
Stockholders' equity                                                       3,770.3             3,205.1
                                                                   ----------------      --------------

           Total liabilities and stockholders' equity                   $ 20,009.7          $ 19,136.7
                                                                   ================      ==============

Total common shares outstanding at end of period                             763.9               799.0
Total diluted shares year to date                                            797.3               827.6

NET TOTAL DEBT (b)                                                         8,435.3             8,594.1

ERONOA (c)                                                                   24.68%              25.66%

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

                  NET OPERATING WORKING CAPITAL CALCULATION (d)

                                                     November 9,            November 10,                November 6,
                                                        2002                    2001                       1999
                                                 ------------------       -----------------        -----------------
     Cash                                           $        136.7          $        143.1             $      283.2
     Receivables                                             677.8                   684.6                    633.2
     FIFO Inventory                                        4,989.4                 4,910.6                  4,631.8
     Operating prepaid and other assets                      200.9                   207.1                    199.6
     Accounts payable                                     (3,616.4)               (3,446.7)                (3,222.0)
     Operating accrued liabilities                        (1,894.6)               (1,953.1)                (1,936.7)
     Prepaid VEBA                                             (0.7)                      -                        -
                                                 ------------------       -----------------        -----------------

     Net operating working capital                  $        493.1          $        545.6             $      589.1

(a) Balance sheet adjustments to reflect fair value interest rate hedges of fixed rate debt, pursuant to SFAS No. 133.

(b) Net total debt, as defined by The Kroger Co., is calculated as the amount of total debt, including capital leases, net of Kroger's investment in debt securities issued by lenders of certain of Kroger's structured financings, excluding the mark-to-market adjustment to record fair value interest rate hedges and prefunded employee benefits.

(c) ERONOA, as defined by The Kroger Co., represents the EBITDA return on net operating assets and is calculated as rolling four quarters EBITDA before rent expense, divided by the sum of total assets plus LIFO reserve less goodwill less accounts payable, less prepaid VEBA, less the mark-to-market adjustment to record fair value interest rate hedges, plus 8 times rolling four quarters rent expense, adjusted for the synthetic lease buyout.

(d) Net operating working capital, as defined by The Kroger Co., is calculated as current operating assets less current operating liabilities.

               Table 1. Supplemental Food Store Sales Information

                           IDENTICAL FOOD STORE SALES

                                                                              KROGER'S ESTIMATE OF ITS
                                                 THIRD QUARTER           PRODUCT COST INFLATION (DEFLATION)
                                         --------------------------  ----------------------------------------
                                             2002          2001              2002                2001
                                         ------------   -----------  --------------------- ------------------
INCLUDING SUPERMARKET FUEL CENTERS          (0.6)%            0.8%       (0.5)%                       0.6%
EXCLUDING SUPERMARKET FUEL CENTERS          (1.3)%            0.2%       (0.5)%                       0.7%
TOTAL SUPERMARKET FUEL CENTERS               341              177         341                         177

                           COMPARABLE FOOD STORE SALES

                                                                              KROGER'S ESTIMATE OF ITS
                                                 THIRD QUARTER           PRODUCT COST INFLATION (DEFLATION)
                                         --------------------------  ----------------------------------------
                                             2002            2001            2002                 2001
                                         ------------     ---------  --------------------- ------------------
INCLUDING SUPERMARKET FUEL CENTERS           0.2%             1.4%       (0.5)%                       0.6%
EXCLUDING SUPERMARKET FUEL CENTERS          (0.6)%            0.8%       (0.5)%                       0.7%
TOTAL SUPERMARKET FUEL CENTERS               341              177         341                         177